PLANTRONICS, INC. AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is made and entered into by and between Joseph B.
Burton (“Executive”) and Plantronics, Inc., a Delaware corporation (the “Company”), effective as of June
15, 2018 (the “Amendment Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive previously entered into an Employment Agreement, dated October 2, 2016 (the “Employment Agreement”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) believes it is in the best interests of the Company and its stockholders to enhance the terms and conditions on which Executive will receive severance in the event that Executive separates from service with the Company and its affiliates under the circumstances set forth in this Amendment.

WHEREAS, the Company and the Executive desire to amend the Employment Agreement in as provided herein.

NOW, THEREFORE, the parties hereby agree as follows:

1. On and after the Amendment Effective Date, Section 8 of the Employment Agreement shall be replaced in its entirety with the following:

8. Severance Benefits.

(a) Termination Outside the Change of Control Period. If, outside the Change of Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, other than for Cause, death or Disability, or Executive resigns from such employment for Good Reason, then, subject to Section 9, Executive will receive the following severance benefits:

(i) Cash Severance. Executive will receive (i) continuing payments of severance pay at a rate equal to Executive’s then-current Base Salary for twenty-four (24) months from the date of Executive’s termination of employment, which will be paid in accordance with the schedule set forth in Section 9(b) and the Company’s normal payroll practices and be subject to the usual, required withholding, and (ii) a lump sum cash payment, to be made on the first regular payroll date following sixty (60) days after the date of termination, equal to 100% of Executive’s annual target incentive bonus for the year in which the termination of employment occurs or, if Executive’s target incentive bonus has not yet been established for the year, the prior year’s target incentive bonus (in each case, less applicable withholding taxes) (the “Bonus Payment”). For the avoidance of doubt, the Bonus Payment shall be in lieu of, not in addition to, any annual bonus to which Executive would otherwise become entitled for performance during the year in which the termination of employment occurs.

(ii) COBRA. Executive will receive a lump sum cash payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue her or his group health coverage as in effect on the date of her or his termination for herself or himself and her or his eligible dependents, multiplied by twenty-four (24), which payment will be made less applicable withholdings and regardless of whether the Executive elects COBRA continuation coverage.

(iii) Outplacement. The Company will provide reasonable and customary outplacement assistance to Executive at the Company’s cost for twenty-four (24) months following termination of employment.

(iv) Equity Awards. Any equity awards (including, without limitation, any awards of stock options, restricted stock, restricted stock units, and/or performance shares or units that have been granted, whether vested or unvested) outstanding as of the date of such termination will vest in full as to 50% of the unvested portion of the award (at the target level for any such awards that have performance goals).

(b) Termination without Cause or Resignation for Good Reason within the Change of Control Period. If, in connection with a Change of Control or within the Change of Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, other than for Cause, death or Disability, or Executive resigns from such employment for Good Reason, then, subject to Section 9, Executive will receive the following severance benefits from the Company:

(i) Cash Severance. A lump sum severance payment equal to (A) two hundred percent (200%) of Executive’s Base Salary, with such amount calculated based on Executive’s Base Salary as of the termination date (or if higher, as of immediately prior to the Change of Control), plus (B) two hundred percent (200%) of the higher of (1) Executive’s Target Bonus as in effect for the fiscal year in which the Change of Control occurs or (2) Executive’s Target Bonus as in effect for the fiscal year in which Executive’s termination of employment occurs, plus (C) a lump sum payment equal to that prorata portion or all of Executive’s annual target incentive bonus that Executive has earned but has not yet been paid (disregarding the requirement that the participant must have been employed by the Company as of the date of payment to earn any portion of or all of his annual incentive bonus). Severance payable pursuant to this Section 8(b)(i) will paid in accordance with the schedule set forth in Section 9(b).

(ii) COBRA. Executive will receive a lump sum cash payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue her or his group health coverage as in effect on the date of her or his termination for herself or himself and her or his eligible dependents, multiplied by twenty-four (24), which payment will be made less applicable withholdings and regardless of whether the Executive elects COBRA continuation coverage.

(iii) Equity Awards. One hundred percent (100%) of Executive’s then unvested Equity Awards will become vested in full and in the case of stock options and stock appreciation rights, will become exercisable. In the case of Equity Awards with performance-based vesting, all performance goals and other vesting criteria will be treated as set forth in Executive’s Equity Award agreement governing such Equity Award.

(c) Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company or its Affiliates terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e) Accrued Compensation. For the avoidance of any doubt, in the event of a termination of Executive’s employment with the Company or its Affiliates, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(f) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company or its Affiliates, the provisions of this Section 8 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity.

2. On and after the Amendment Effective Date, Subsection 11(b) (definition of “Cause”) of the
Employment Agreement shall be replaced in its entirety with the following:

Cause. “Cause” means (i) Executive’s willful failure (other than as a result of any physical or mental impairment that could reasonably be expected to result in Executive’s Disability) (A) to comply with the Company’s policies and practices applicable to the Company’s employees in similar job positions or to the Company’s employees generally or (B) to follow the reasonable instructions of the Board; (ii) Executive’s engaging in willful misconduct which is demonstrably and materially injurious to the Company; (iii) Executive’s committing a felony, an act of fraud against, or the misappropriation of property belonging to the Company; or Executive’s breaching in any material respect the terms of this Agreement or the Inventions Agreement between Executive and the Company.

3. Except as set forth above, the COC Employment Agreement is not otherwise modified or amended hereby and remains in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of October 2, 2018.

COMPANY PLANTRONICS, INC.

By: /s/ Greggory Hammann
Greggory Hammann

Title: Chair Compensation Committee

EXECUTIVE By: /s/ Joseph B. Burton
Joseph B. Burton

Title: Chief Executive Officer

[Signature Page to Amendment to Burton Employment Agreement]